Exhibit 99.2

China Clean Energy First Quarter 2011 Earnings Conference Call Script
Participants: Tai-ming Ou, William Chen, Ri-wen Xue
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[Introduction and Safe Harbor: David Rudnick, CCG]

Good morning and welcome to China Clean Energy’s First Quarter 2011 earnings conference call. With me today are China Clean Energy’s Chairman and Chief Executive Officer, Mr. Tai-ming Ou, the Chief Financial Officer, William Chen, and the Chief Operating Officer, Ri-wen Xue.

Before I turn the call over to Mr. Ou, may I remind our listeners that in this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties and management may make additional forward-looking statements in response to your questions. Therefore, the company claims protection of the safe harbor for forward looking statements that is contained in the private securities litigation reform act of 1995.

Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today May 16, 2011.  China Clean Energy assumes no obligation to update these projections in the future as market conditions change.

To supplement its financial results presented in accordance with US-GAAP, management will make reference to certain non-GAAP financial measures which the Company believes provides meaningful additional information to understand China Clean Energy’s operating performance. A table reconciling Non-GAAP measures to nearest GAAP equivalent is included in the Company’s earnings press release issued earlier today, and can be found on the Company’s website.

And now it’s my pleasure to turn the call over to China Clean Energy’s CEO, Mr. Ou, and CFO, Mr. Chen, who will be translating for Mr. Ou. Mr. Ou, you may proceed.

[Opening Remarks:  Mr. Tai-ming Ou, CEO of China Clean Energy]

(Mr. Ou’s remarks will be in Chinese, and translated into English by William Chen)

Thank you, David.

Welcome everyone, and thank you for joining us today.

We are delighted to report another quarter of strong performance.  Our top line revenue grew 77% to $19 million in the quarter relative to the year ago quarter and our net income was $3.6 million, up from $1 million in the year ago quarter.  Our business model continues to perform very well due to benefits from both our increased plant production capacity and a continued migration to premium, higher margin products.

The company continues with our search for the right acquisition candidate to complete our plan for a partially or fully integrated upstream supply chain. We will utilize our cash on hand, free cash flow and our strong balance sheet, if needed, to finance an eventual transaction.  We are also looking at importing raw materials resources if prices so dictate as necessary.

Earlier today, we announced that the Board of Directors has authorized the repurchase of up to $1 million of its outstanding common shares, subject to market and other conditions. Under this plan, the Company can repurchase shares from time to time for cash in open market purchases in accordance with applicable federal securities laws. We have strong confidence in the long-term growth prospects of our company and believe that current market conditions and our strong financial position makes this repurchase program an attractive use of funds at this time.

As we previously disclosed, we continue to actively look for new board members to re-constitute our independent board, and we will make an announcement as to our progress as soon as possible.

To those of you that know us, and to those of you that are just getting to know us, we hope that you understand us as a unique company that is well-positioned in China’s specialty chemicals and biodiesel industries.  Our raw materials sourcing sets us apart since we use renewable resources to produce our specialty chemicals and biodiesel products unlike other industry participants who use depleting commodities such as oil, natural gas or coal.  We are well-positioned to participate in these growing industry sectors and looking forward, we intend to even better service our increasing customer base as well as optimize our enhanced production capacity. I would like to take this opportunity to thank you all for your support. And we look forward to your questions at the end of this call.

(William Chen, Chief Financial Officer)

Now that I have completed translating Mr. Ou’s comments, I would like to spend a few minutes discussing China Clean Energy’s business performance for the quarter in more detail.

[Overview of Q1 2011:]

Revenue in the first quarter of 2011 was $19.0 million, up 77% from the first quarter of 2010. The increase in revenue was driven by the substantial increase in specialty chemicals sales. The company added over 70 new customers in 2010 which increased sales volume by 60% to 9,648 tons. Average selling price of Specialty Chemicals rose by 22% year-over-year to RMB11,441 per ton. Biodiesel sales volume was 2,678 tons in the first quarter of 2011, down 39% from the first quarter of 2010.  However, the average selling price for Biodiesel was RMB 5,352 per ton in the first quarter of 2011, up 15% from the first quarter of 2010.  Specialty Chemicals and Biodiesel represented 89% and 11% of total revenue in the quarter, respectively, a strategic shift towards Specialty Chemicals to take advantage of the high margins currently available in that sector.  The comparable business mix between Specialty Chemicals and Biodiesel in last year’s first quarter was 73% and 27%, respectively.

Gross profit in the first quarter of 2011 was $4.3 million, up 192% from the first quarter of 2010.  Our gross profit margin was 22.9% in the first quarter, up 910 basis points from the same period of 2010.  In terms of our two business segments, gross profit margins for Specialty chemicals were 24.9% compared to 12.2% for Biodiesel; in the same quarter last year, the gross profit margins were 16.7% for specialty chemicals and 7.3% for biodiesel.

Of particular note, two relatively new Specialty Chemicals products for us, purity dimer acids and high-performance hot melt adhesives, accounted for almost 6% of the quarter’s sales with gross profit margins of 41% and 51%, respectively. These products that were not even part of our product portfolio in the comparable year ago quarter.  We continue to work hard to develop new products like these that we believe will meet high levels of acceptance in the marketplace.

Operating expenses in the first quarter of 2011 were $0.78 million representing a 57% increase from the first quarter of 2010.  However, operating expenses increased at a lower rate than top-line revenue growth resulting in an expansion of operating margins to 18.8% in the first quarter, more than twice that of 9.2% in the comparable year ago quarter.  Operating income in the first quarter reached $3.6 million, up from approximately $1.0 million for the comparable period of 2010.

Net income for the first quarter of 2011 was $2.9 million, or $0.09 per fully-diluted share.  Adjusted net income, excluding the effect of non-cash charges, totaled $2.7 million or $0.09 per fully diluted share. A table reconciling adjusted net-income, a Non-GAAP measure, to the nearest GAAP measure is available on the earnings press release issued earlier today.

Moving on to our balance sheet, we had unrestricted Cash and cash equivalents of $17.7 million at the end of this quarter, approximately $18.5 million in working capital, and $6 million in debt. Stockholders' equity at March 31, 2011 stood at $42.7 million, or approximately $1.36 per share.

Now let me now turn to our growth plans and future outlook.

We reiterate our guidance from last quarter.  We currently expect to deliver revenue of approximately $75 million and net income of $14 million in fiscal year 2011. Adjusted earnings per fully-diluted share are expected to reach $0.36 in 2011.  As Mr. Ou stated, we intend to evaluate opportunities to acquire an upstream feedstock supplier to reduce our exposure to raw material supply disruptions and protect our margins in the quarters and years ahead.

With that, we are now going to open up the call to any questions.

Operator?

[Closing Remarks:  William Chen, CFO]

On behalf of the entire China Clean Energy management team, we would like to thank you for your interest and participation on this call.  This concludes China Clean Energy’s first quarter 2011 earnings conference call.

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